THE TAIWAN FUND, INC. REVIEW
May 2009

HSBC Global Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: +886-2-2325-7888 Fax: +886-2-2326-8298
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) increased by 16.87% in U.S. Dollar terms in May. Proprietary traders, local institutions and foreign investors respectively net bought NT$2.45 billion, NT$5.28 billion and NT$63.63 billion. The construction and pulp & paper sectors outperformed relative to the TAIEX, with an increase of 61.49% and 35.72% month-over-month (“MoM”) in NT dollar terms, respectively. On the other hand, the glass and plastic sectors underperformed relative to the TAIEX; however, the plastic sector returned 7.67% MoM in NT dollar terms, while the glass sector decreased 1.67% MoM in NT dollar terms. On the economic front, Taiwan’s Consumer Price Index (“CPI”) in April decreased 0.45% year-over-year (“YoY”). The seasonally adjusted unemployment rate increased to 5.77% in April, 0.05% higher than the previous month. According to Customs’ records, Taiwan’s exports in April decreased by 34.3% YoY, or 4.8% MoM, to US$14.85 billion. Export orders in April were down by 20.90% YoY.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 4.41% in May. An underweight position in the petrochemical sector and overweight position in the IC Design sector contributed positively to the Fund’s performance, while an overweight position in the operator sector and underweight in the construction and banking sectors negatively contributed to the Fund’s performance. The Fund’s cash position in May (approximately 13.9% of assets) also negatively contributed to the Fund’s performance.
Investment Strategy:
The TAIEX rose 15% in NT$ terms in May and politics appeared to outweigh corporate fundamentals. Retail sentiment was robust with likely acceleration in capital repatriation, which contributed to NT$ appreciation. TAIEX trading volume climbed to NT$3.5tn in May, which was near the level seen in October 2007 when the index topped at 9,859. Retail investors accounted for 60% of market volume, a five —year high. Day trading (buying and selling on the same date) accounted for 17% of market volume, which is again at five-year highs. Technically, the TAIEX could be over-heated. We expect the TAIEX to take a near term pause given less attractive risk reward. Tech sector momentum continues to decelerate due to the approach of low seasonality and also the stronger headwinds of NT$ appreciation. The Fund currently holds a 15% cash position, and we intend to reduce the cash position gradually as we believe China’s strong political good will is likely to shelter Taiwan from the global recession. Further, we believe Taiwan’s accelerating economic reforms, including cross-strait liberalization as well as unprecedented liquidity globally and domestically, will enhance long term growth prospects. In terms of sector allocation, the Fund has a slightly overweight position in defensive technology (i.e. operators) and underweight positions in cyclicals and financials.
Total Portfolio Sector Allocation
As of 5/31/09

	% of	% of
	Total Portfolio	TAIEX
Computer Service and Software	—	0.2
Electronic Components	2.6	3.6
Electronics Distribution	3.4	0.9
IC Design	10.1	4.6
PC & Peripherals	5.6	7.2
Optoelectronic	5.3	7.2
Other Electronic	7.1	7.0
Semiconductor Manufacturing	9.9	14.1
Telecommunications	15.1	9.0
Construction/Cement/Glass	3.6	2.5
Food	4.5	1.4
Chemicals/Biotech	—	1.8
Textiles/ Paper	1.8	2.2
Electric Machinery/Appliance	—	1.3
Iron & Steel	3.3	3.2
Automobile/Rubber	5.5	1.1
Transportation/ Tourism	1.8	3.1
Wholesale & Retail	5.0	1.1
Miscellaneous (Footwear/Others)	—	1.8
Plastics/Petroleum Services	5.5	11.3
Financial Services	9.9	15.4

Total	100.0	100.0
Cash	—	—

Technology	59.1	53.8
Non-Technology	31.0	30.8
Financial	9.9	15.4

Total Net Assets: US$248.15 Million
Top 10 Holdings of Total Fund Portfolio
As of 5/31/09

% of Total Portfolio

Taiwan Semiconductor Manufacturing Co., Ltd.	8.69

Hon Hai Precision Industry Co., Ltd.	7.08

MediaTek, Inc.	6.76

Chunghwa Telecom Co., Ltd.	4.46

HTC Corp.	4.15

Synnex Technology International Corp.	3.45

Cheng Shin Rubber industry Co., Ltd.	3.15

Cathay Financial Holding Co., Ltd.	3.03

President Chain Store Corp.	3.02

Taiwan Mobile Co., Ltd.	2.91

Total	46.7

NAV: US$13.36 Price: US$12.89 Discount: 3.52%
No. of Shares: 18.57 Million

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Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	12.46%	16.87%	16.87%
Fiscal Year to Date (c)	-13.41%	-5.17%	-4.54%
One Year	-29.88%	-25.28%	-21.19%
Three Years	-4.01%	-0.31%	4.04%
Five years	3.46%	3.37%	7.56%
Ten Years	-0.84%	-0.54%	N/A
Since Inception	8.45%	9.23%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 04/30/09	As of 05/31/09
TAIEX	5992.57	6890.44
% change in NTD terms	15.00	14.98
% change in USD terms	17.92	16.87
NTD Daily avg. trading volume (In Billions)	137.87	224.93
USD Daily avg. trading volume (In Billions)	4.17	6.91
NTD Market Capitalization (In Billions)	15220.40	17512.84
USD Market Capitalization (In Billions)	460.20	538.19
FX Rate: (NT$/US$)	33.0735	32.5405

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang

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